JOHN HANCOCK DECLARATION TRUST
                              101 Huntington Avenue
                           Boston, Massachusetts 02199


                                                                   July 22, 1996


John Hancock Funds, Inc.
101 Huntington Avenue
Boston, Massachusetts 02199


                             Distribution Agreement

Dear Sir:

John Hancock Declaration Trust (the "Trust") has been organized as a business trust under the laws of the Commonwealth of Massachusetts to engage in the business of an investment company. The Trust's Board of Trustees has selected you to act as principal underwriter (as such term is defined in Section 2(a)(29) of the Investment Company Act of 1940, as amended) of the shares of beneficial interest ("shares") of each series of the Trust, to offer the shares for sale to John Hancock Variable Annuity Account J (a separate account of John Hancock Variable Life Insurance Company), to other insurance company separate accounts and certain other qualified investors (collectively, the "Eligible Purchasers") at net asset value in accordance with the prospectus and statement of additional information then in effect.

The Trust intends to offer shares in ten series designated as: John Hancock V.A. Emerging Growth Fund, John Hancock V.A. Discovery Fund, John Hancock V.A. International Fund, John Hancock V.A. 500 Index Fund, John Hancock V.A.
Independence Equity Fund, John Hancock V.A. Sovereign Investors Fund, John Hancock V.A. Sovereign Bond Fund, John Hancock V.A. Strategic Income Fund, John Hancock V.A. World Bond Fund and John Hancock V.A. Money Market Fund, together with all other series subsequently established by the Trust and made subject to this Agreement (each, a "Fund" and collectively, the "Funds"). You are willing, as agent for the Trust, to sell the shares to Eligible Purchasers, in the manner and on the conditions hereinafter set forth. Accordingly, the Trust hereby agrees with you as follows:

1. Delivery of Documents. The Trust will furnish you promptly with copies, properly certified or otherwise authenticated, of any registration statements filed by it with the Securities and Exchange Commission under the Securities Act of 1933, as amended, (the "1933 Act") or the Investment Company Act of 1940, as amended, (the "1940 Act") together with any financial statements and exhibits included therein, and all amendments or supplements thereto hereafter filed.

2. Registration and Sale of Additional Shares. The Trust will use its best efforts to register from time to time under the 1933 Act, if necessary, such shares not already so registered as you may reasonably be expected to sell as agent on behalf of the Trust. If necessary, you will cooperate with the Trust in taking such action as may be required from time to time to effect and maintain the registration of the Trust's shares under the 1933 Act, to qualify shares of the Trust for sale in the Commonwealth of Massachusetts and in any other states mutually agreeable to you and the Trust, and to maintain such qualification if and so long as such shares are duly registered under the 1933 Act.

3. Solicitation of Orders. You will use your best efforts (but only in states in which you may lawfully do so) to obtain from Eligible Purchasers unconditional orders for shares authorized for issuance by the Trust and registered under the 1933 Act provided that you may in your discretion refuse to accept orders for such shares from any particular applicant.

4. Sale of Shares. Subject to the provisions of this Agreement, you are authorized to sell as agent on behalf of the Trust, authorized and issued shares registered under the 1933 Act. Such sales may be made by you on behalf of the Trust by accepting unconditional orders to purchase such shares placed with Eligible Purchasers. The sales price to Eligible Purchasers of such shares shall be the net asset value as provided in Section 5 hereof.

Any right granted to you to accept orders for shares or make sales on behalf of the Funds will not apply to shares issued in connection with the merger or consolidation of any other investment company with any Fund or its acquisition, by purchase or otherwise, of all or substantially all the assets of any investment company or substantially all the outstanding shares of any such company, and such right shall not apply to shares that may be offered or otherwise issued by a Fund to shareholders by virtue of their being shareholders of the Fund.

5. Share Price. All shares sold by you as agent for the Funds will be sold at their net asset value, which will be determined in the manner provided in the Funds' prospectuses or statement of additional information, as now in effect or as they may be amended.

6. No Sales Discount. The respective Fund shall receive the applicable net asset value on all sales of shares by you as agent of the Trust.

7. Transmission of Orders. No orders for the sale, redemption or repurchase of the Funds' shares (nor payment for shares, in the case of a purchase) shall be transmitted to you. Sales, redemptions and repurchases shall be effected directly by the Funds' transfer agent according to the terms of the Trust's transfer agency agreement. Also, payment for shares shall be transmitted by the transfer agent directly to the Funds' custodian according to the terms of the Trust's transfer agency agreement.

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

8. Suspension of Sales. If and whenever a suspension of the right of redemption or a postponement of the date of payment or redemption has been declared pursuant to the Trust's Declaration of Trust and has become effective, then, until such suspension or postponement is terminated, no further orders for shares shall be accepted by you except such unconditional orders placed with you before you have knowledge of the suspension. Each Fund reserves the right to suspend the sale of its shares and your authority to accept orders for shares on behalf of the Fund if, in the judgment of a majority of the Trust's Board of Trustees, it is in the best interests of the Fund to do so, such suspension to continue for such period as may be determined by such majority; and in that event, no shares will be sold by the Fund or by you on behalf of the Fund while such suspension remains in effect except for shares necessary to cover unconditional orders accepted by you before you had knowledge of the suspension.

9. Expenses. The Trust will pay (or will enter into arrangements providing that persons other than you will pay) all fees and expenses in connection with the preparation and filing of any registration statement, prospectus and Statement of Additional Information or any amendments thereto under the 1933 Act covering the issue and sale of shares and in connection with the qualification of shares for sale in the various states in which the Funds shall determine advisable to qualify such shares for sale. The Trust, or applicable Fund, will also pay the issue taxes or (in the case of shares redeemed) any initial transfer taxes thereon.

10. Conformity with Law. You agree that in selling the shares you will duly conform in all respects with the laws of the United States and, if necessary, any state in which such shares may be offered for sale by you pursuant to this Agreement.

11. Indemnification. You agree to indemnify and hold harmless the Trust and each of its Board members and officers and each person, if any, who controls the Trust or any Fund within the meaning of Section 15 of the Securities Act of 1933, as amended, against any and all losses, claims, damages, liabilities or litigation (including legal and other expenses) to which the Trust, Fund or such Board members, officers or controlling person may become subject under such Act, under any other statute, at common law or otherwise, arising out of the acquisition of any shares by any person which (a) may be based upon any wrongful act by you or any of your employees or representatives or (b) may be based upon any untrue statement or alleged untrue statement of a material fact contained in a registration statement, prospectus or statement of additional information covering shares of the Trust or any amendment thereof or supplement thereto or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made if such statement or omission was made in reliance upon information furnished or confirmed in writing to the Trust by you, or (c) may be incurred or arise by reason of your acting as the Trust's agent instead of purchasing and reselling shares as principal in distributing shares to Eligible Purchasers, provided that in no case is your indemnity in favor of a Board member or officer of the Trust or any other person deemed to protect such Board member or officer of the Trust or other person against any liability to which any such person would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of his duties or by reason of his reckless disregard of obligations and duties under this Agreement.

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

         You are not authorized to give any information or to make any representations on behalf of the Trust or in connection with the sale of shares other than the information and representations contained in a registration statement, prospectus, or statement of additional information covering shares, as such registration statement, prospectus and statement of additional information may be amended or supplemented from time to time. No person other than you is authorized to act as principal underwriter for the Trust.

12. Duration and Termination of this Agreement. This Agreement shall remain in effect until the second anniversary of the date upon which this Agreement was executed by the parties hereto, and from year to year thereafter, but only so long as such continuance is specifically approved at least annually by (a) a majority of the Board of Trustees who are not interested persons of you (other than as Board members) or of the Trust, cast in person at a meeting called for the purpose of voting on such approval, and (b) either (i) the Board of Trustees of the Trust, or (ii) a majority of the outstanding voting securities of the Trust. This Agreement may, on 60 days' written notice, be terminated at any time, without the payment of any penalty, by the Board of Trustees of the Trust, by a vote of a majority of the outstanding voting securities of the Trust, or by you. This Agreement will automatically terminate in the event of its assignment by you. In interpreting the provisions of this Section 12, the definitions contained in Section 2(a) of the Investment Company Act of 1940 (particularly the definitions of "interested person", "assignment" and "voting security") shall be applied.

13. Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. If the Trust should at any time deem it necessary or advisable in the best interests of the Trust that any amendment of this agreement be made in order to comply with the recommendations or requirements of the Securities and Exchange Commission or other governmental authority or to obtain any advantage under state or federal tax laws and should notify you of the form of such amendment, and the reasons therefor, and if you should decline to assent to such amendment, the Trust may terminate this agreement forthwith. If you should at any time request that a change be made in the Trust's Declaration of Trust or By-Laws, or in its methods of doing business, in order to comply with any requirements of federal law or regulations of the Securities and Exchange Commission or of a national securities association of which you are or may be a member, relating to the sale of shares, and the Trust should not make such necessary change within a reasonable time, you may terminate this Agreement forthwith.

14. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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



                                                  Very truly yours,

                                                  JOHN HANCOCK DECLARATION TRUST


                                                  By: /s/Anne C. Hodsdon
                                                      --------------------------
                                                      Anne C. Hodsdon
                                                      President

The foregoing Agreement is hereby
accepted as of the date hereof.

JOHN HANCOCK FUNDS, INC.


By: /s/Edward J. Boudreau, Jr.
    -----------------------------
    Edward J. Boudreau, Jr.
    Chairman, President and CEO
























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